UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 10/31/06

Amedisys, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 0-24260

Delaware	11-3131700
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

11100 Mead Road

Suite 300

Baton Rouge, LA 70816

(Address of principal executive offices, including zip code)

(225) 292-2031

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

—	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

—	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

—	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

—	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 26, 2006, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Amedisys, Inc. (the “Company”) approved the following: (i) effective April 1, 2006, the Base Salary (as that term is defined in his Employment Agreement dated April 1, 2005) for Mr. William Borne, the Company’s Chief Executive Officer, shall be adjusted to a rate of $650,000 per year, (ii) effective as of the Company’s next regularly-scheduled payroll period, the Base Salary (as that term is defined in his Employment Agreement dated February 1, 2000, as amended) for Mr. Larry Graham, the Company’s Chief Operating Officer and President, shall be adjusted to a rate of $425,000 per year, (iii) effective as of the Company’s next regularly-scheduled payroll period, the Base Salary (as that term is defined in his Employment Agreement dated June 7, 2006) for Mr. Donald Loverich, Jr., the Company’s Principal Accounting Officer and Treasurer, shall be adjusted to a rate of $185,000 per year and (iv) effective immediately, Mr. Loverich shall be eligible for a bonus in accordance with the terms of the Company’s Corporate Incentive Plan in an amount up to 50% of his base salary.

Also on October 26, 2006, the Committee approved the granting of restricted stock units to Mr. Borne with a total value of $800,000. The number of restricted stock units (“RSUs”) granted (and the number of shares of Company common stock represented by such RSUs) will equal $800,000 divided by the closing price of the Company’s common stock on the date that Mr. Borne and the Company enter into a Restricted Stock Unit Agreement, the form of which will be approved by the Committee prior to the grant date and filed on a subsequent Current Report on Form 8-K. The RSUs will vest in one-third increments on the first, second and third anniversaries, respectively, of the Restricted Stock Unit Agreement, provided that Mr. Borne is still employed by the Company on the vesting date. The shares of Company common stock underlying the RSUs shall be distributed to Mr. Borne on January 2, 2012.

Also on October 26, 2006, the Committee approved: (i) an Amended and Restated Employment Agreement for Ms. Alice Ann Schwartz, the Company’s Chief Information Officer and (ii) an Employment Agreement for Mr. Jeffrey Jeter, the Company’s Chief Compliance Officer. Copies of Ms. Schwartz’s and Mr. Jeter’s Employment Agreements are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K, respectively.

Ms. Schwartz’s Employment Agreement employs her as Chief Information Officer at a base salary of $200,000 per year and confirms her eligibility for an annual bonus of up to 50% of her base salary. Under the terms of her agreement, she is eligible to receive long-term equity-based incentive compensation in accordance with the Company’s Corporate Incentive Plan, as approved by the Board of Directors. The agreement provides for accelerated vesting of Ms. Schwartz’s unvested equity-based incentive compensation if she is terminated upon a Change in Control (as defined in the agreement) of the Company. If Ms. Schwartz is terminated without Cause or upon a Change in Control, she is entitled to severance compensation equal to her current monthly salary times the number of full months that she has been employed by the Company, up to a maximum of twelve months, provided that at such time she enters into a severance agreement containing confidentiality and non-competition covenants.

Mr. Jeter’s Employment Agreement employs him as Chief Compliance Officer at a base salary of $140,000 per year and confirms his eligibility for an annual bonus of up to 50% of his base salary. Under the terms of his agreement, he is eligible to receive long-term equity-based incentive compensation in accordance with the Company’s Corporate Incentive Plan, as approved by the Board of Directors. The agreement provides for accelerated vesting of Mr. Jeter’s unvested equity-based incentive compensation if he is terminated upon a Change in Control (as defined in the agreement) of the Company. If Mr. Jeter is terminated without Cause or upon a Change in Control, he is entitled to severance compensation equal to his current monthly salary times the number of full months that he has been employed by the Company, up to a maximum of twelve months, provided that at such time he enters into a severance agreement containing confidentiality and non-competition covenants.

Item 9.01. Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired

Not applicable

(b)	Pro Forma Financial Information

Not applicable

(c)	Exhibits

10.1	Amended and Restated Employment Agreement between Amedisys, Inc. and Alice Ann Schwartz dated as of October 26, 2006

10.2	Employment Agreement between Amedisys, Inc. and Jeffrey Jeter dated as of October 26, 2006

Date of Report: October 31, 2006

/s/ William F. Borne
William F. Borne Chief Executive Officer

Exhibit Index

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement between Amedisys, Inc. and Alice Ann Schwartz dated as of October 26, 2006

10.2	Employment Agreement between Amedisys, Inc. and Jeffrey Jeter dated as of October 26, 2006